Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-74704, 333-84548 and 333-82350) and Form S-8 (Nos. 333-69318, 333-71504, 333-76042, 333-82348, 333-112345, 333-130616, and 333-133959) of our reports dated March 16, 2007, relating to (1) the 2006 and 2005 consolidated financial statements and financial statement schedules and the retrospective adjustments to the 2004 consolidated financial statements of Regent Communications, Inc. and (2) management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, appearing in this Annual Report on Form 10-K of Regent Communications, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 16, 2007